STOCK PURCHASE AGREEMENT

between

INSO CORPORATION

and

STRUCTURAL DYNAMICS RESEARCH CORPORATION



January 5, 2000


TABLE OF CONTENTS




STOCK PURCHASE AGREEMENT

	This Stock Purchase Agreement (hereinafter referred to as the "Agreement") is made this 5th day of January, 2000 by and between Inso Corporation, a Delaware corporation with principal offices at 31 St. James Street, Boston, Massachusetts 02116 (hereinafter referred to as "Seller" or "Inso"), and Structural Dynamics Research Corporation, an Ohio corporation with principal offices at 2000 Eastman Drive, Milford, Ohio 45150 (hereinafter referred to as "Purchaser" or "SDRC").

WITNESSETH:

	WHEREAS, Purchaser wishes to purchase and Seller wishes to sell the product data management software business conducted through two of Seller's subsidiary corporations, Sherpa Systems Corporation and Inso France Development, SA, on substantially the terms and conditions set forth in this Agreement,

	NOW, THEREFORE, and in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

ARTICLE I

Section 1.1 Certain General Definitions. In addition to all other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

		1.1.1	"actual knowledge", "have no actual knowledge of",
"do not actually know of" and similar phrases shall mean (i) in the case of a natural person, the actual conscious awareness, or not, as the context requires, of the particular fact by such person, and (ii) in the case of an entity, the actual conscious awareness, or not, as the context requires, of the particular fact by any director or executive officer of such entity.

		1.1.2	"Affiliate" with respect to any person shall mean
a person that directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such person.

		1.1.3	"best knowledge", "have no knowledge of", "do not
know of" or  "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any director or executive officer of such entity after diligent investigation and inquiry.

		1.1.4	"Confidential Information" shall mean all trade
secrets and other confidential and/or proprietary information of the particular person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

		1.1.5	"Environmental Laws" shall mean any laws or
regulations pertaining to health or the environment, as in effect on the date hereof and the Closing Date, including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sec. 9601 et seq.), as amended (including without limitation as amended pursuant to the Superfund Amendments and Reauthorization Act of
1986), and regulations promulgated thereunder, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sec. 6901 et seq., as amended), and regulations promulgated thereunder, (iii) statutes, rules or regulations, whether federal, state or local, applicable to IFD's or SSC's assets or operations that relate to asbestos or polychlorinated biphenyls, and (iv) the provisions contained in any similar state statutes or regulations relating to environmental matters applicable to IFD's or SSC's assets or operations.

		1.1.6	"ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

		1.1.7	"GAAP" means United States generally accepted
accounting principles.

		1.1.8	"Intellectual Property" shall be defined as
(a) all know-how, show-how, confidential or proprietary information, trade secrets, designs, processes, computer software or databases, research in progress, inventions or invention disclosures (whether patentable or unpatentable) and drawings, schematics, blueprints, flow sheets, designs and models ("Trade Secrets"); (b) all copyrights, copyright registrations, copyrights mask works and copyright applications (the "Copyrights"); (c) all patents, patent applications, patents pending, patent disclosures on inventions and all patents issued upon said patent applications or based upon such disclosures (the "Patents"); and (d) all registered and unregistered trade names, trademarks, service marks, product designations, corporate names, trade dress, logos, slogans, designs and general intangibles of like nature, together with all registrations and recordings and all applications for registration therefor and all translations, adaptations, derivatives and combinations thereof (the "Trademarks").

		1.1.9	"Internal Revenue Code" shall mean the
Internal Revenue Code of 1986, as amended.

		1.1.10	"IRS" shall mean the Internal Revenue Service
of the United States Department of the Treasury.

		1.1.11	"Material Adverse Effect" shall mean a
material adverse effect on the applicable party's business, operations, condition (financial or otherwise) or results of operations, taken as a whole, in consideration of all relevant facts and circumstances.

		1.1.12	"ordinary course of business" shall mean the
usual and customary way in which the applicable party has conducted its business in the past.

		1.1.13	"person" shall mean any natural person,
corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

		1.1.14	"Tax Returns" shall include all federal,
state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns
(including information returns).

	Section 1.2 Certain Specific Definitions. The following terms shall have the meanings set forth below:

		1.2.1	"Ancillary Assets" means any and all assets
or property, tangible or intangible, owned directly by Inso or through one of its subsidiaries and not owned by SSC or IFD or one of their respective subsidiaries or other owned business entities, but which are used in or are necessary to the operation of Seller's PDM Business, including but not limited to contract rights and Intellectual Property.

		1.2.2	"Anniversary Payment" shall mean the sum of
Qualifying Maintenance Revenues plus Qualifying License Revenues less $6,000,000 and less any adjustments as are specifically provided for in this Agreement, if necessary.

		1.2.3	"Closing Date Balance Sheet" means the
balance sheet prepared for Seller's PDM Business as of the Closing Date by Seller pursuant to Section 2.3 of this Agreement.

		1.2.4	"Closing Payment" means $5,000,000 cash.

		1.2.5	"Identified Customers" means the customers of
Seller's PDM Business listed on Exhibit 1.2.5 appended hereto but only to the extent there was an existing customer relationship
(as defined in Section 1.2.12) at Closing.

		1.2.6	"IFD" means Inso France Development, SA, a
French corporation which is a subsidiary of Inso France SARL, all of its subsidiaries, and all of its branch offices and those of its subsidiaries.

		1.2.7	"IFD Stock" means all outstanding capital
stock of any class or series of IFD.

		1.2.8	"Info Server" means the proprietary software
program known as Sherpa Information Server 1.0 and improvements or successor products thereto.

		1.2.9	"PDM" means product data management.

		1.2.10	"Purchase Price" means the sum of the Closing
Payment, the Supplemental Closing Fund, and the Anniversary
Payment.

		1.2.11	"Qualifying License Revenues" means 50% of
all license revenues (i.e., the license fees paid by or due from a customer to initially acquire a software license) recognized by SDRC as calendar year 2000 revenue under its established revenue recognition policy (including appropriate provisions for doubtful or uncollectible accounts) in accordance with GAAP, consistently applied, with respect to sales of any product licenses in the Seller's PDM Business (including Info Server) to Identified Customers.

		1.2.12	"Qualifying Maintenance Revenues" means the
total maintenance revenue (i.e., the revenue paid by or due from existing software licensees for rights to receive maintenance, technical support, software updates or services) received from Identified Customers in connection with both the Sherpa PDM software owned by SSC and with SDRC's Metaphase PDM software which is recognized by SDRC as calendar year 2000 revenue under its established revenue recognition policy (including appropriate provisions for doubtful or uncollectible accounts), in accordance with GAAP, consistently applied, (except that maintenance revenue associated with Metaphase licenses sold by SDRC to any of the Identified Customers to which SDRC can demonstrate that it had bona fide outstanding proposals as of December 3, 1999, or with which it has an existing customer relationship as of the Closing Date, shall be excluded from such maintenance revenues). For purposes hereof, a "customer relationship" shall be determined on a divisional or other business unit level and not at a corporate level, provided that in any division or business unit which is both a Metaphase customer and an SSC customer as of the Closing Date, additional sales of Metaphase shall not constitute
Qualifying Maintenance Revenues.

		1.2.13	"Seller's Disclosure Schedules" means the
factual disclosures delivered by Seller to Purchaser which are numbered to correspond with the numbers of the earliest relevant sections of this Agreement.

		1.2.14	"Seller's PDM Business" means the PDM
business presently conducted by Seller primarily through SSC, IFD and their respective subsidiaries or other owned business entities, which is to be acquired by Purchaser under this Agreement.

		1.2.15	"SSC" means Sherpa Systems Corporation, a
California corporation which is a wholly-owned subsidiary of Seller, all of its subsidiaries, and all of its branch offices and those of its subsidiaries.

		1.2.16	"SSC Stock" means all outstanding capital
stock of any class or series of SSC.

		1.2.17	"Supplemental Closing Fund" means the sum of
$1,000,000 cash less any adjustments as are specifically provided for in this Agreement, if necessary.



ARTICLE II

	Section 2.1 Purchase and Sale of SSC Stock and IFD Stock. Upon the terms and conditions set forth herein, Seller agrees to sell, and Purchaser agrees to purchase and pay the Purchase Price for, all shares of SSC Stock and IFD Stock and any Ancillary Assets.

	Section 2.2 Closing.   The closing of the transactions
contemplated herein (the "Closing") shall be effective at 12:01 a.m. Eastern Time on the date of this Agreement (the "Closing Date"). The Closing Payment shall be made by SDRC to Inso at the Closing by wire transfer or by delivery of a certified or cashier's check. The parties recognize that because IFD is a French corporation and because SSC has a number of non-U.S. subsidiaries, one or more supplemental foreign closings, including local documentation, may be necessary. The parties agree to work together in good faith to effect any such foreign closings or documentation that may be necessary to fully complete the transactions contemplated in this Agreement, as may be necessary before, on or after the Closing Date.

	Section 2.3	Closing Date Balance Sheet.

		2.3.1	Within 30 days after the Closing Date, Seller
shall deliver to SDRC a copy of the Closing Date Balance Sheet prepared using the same principles as the October 31 Balance
Sheet (except as otherwise specifically provided in the following subsections of this Section 2.3), in accordance with GAAP, consistently applied. Within 30 days after receipt by SDRC of the Closing Date Balance Sheet, SDRC shall conduct a review of the Closing Date Balance Sheet to independently verify that the Closing Date Balance Sheet as proposed by Seller accurately sets forth the total shareholder's equity of the Seller's PDM Business in accordance with GAAP. If SDRC concludes that the amount of shareholder's equity set forth in the Closing Date Balance Sheet is incorrect and the parties are unable to reach an agreement on an acceptable number within 60 days of Seller's submission of the Closing Date Balance Sheet, the matter shall be submitted to a nationally recognized firm of independent accountants agreed upon by the parties. The independent accountants shall have 30 days following receipt of the Closing Date Balance Sheet and any materials the parties choose to submit to them to determine the total shareholder's equity, and such determination shall be final and binding on both parties. The costs of such independent accountants shall be shared equally by Seller and SDRC. In the event such Closing Date shareholder's equity has decreased since the October 31 Balance Sheet, the Seller shall promptly remit to SDRC the difference. In the event such Closing Date shareholder's equity has increased since the October 31 Balance Sheet, SDRC shall promptly remit to Seller the difference.

		2.3.2	The parties acknowledge that the Closing Date
Balance Sheet will reflect a liability in the total amount of $1,420,000 relating to the costs of resolving certain known customer disputes in connection with the Seller's PDM Business
(the "Existing Customer Claims").  The Seller's Disclosure
Schedules shall include a schedule itemizing each of these Existing Customer Claims and indicating the specific dollar amount of the total liability allocated to each Existing Customer
Claim.

		2.3.3	The Closing Date Balance Sheet shall not
reflect any asset attributable to (i) pre-paid royalty costs, in any amount, related to the product SherpaWorks 3i, or (ii) prepaid royalty costs and sales taxes, in any amount, related to the product Excalibur.

		2.3.4	The Closing Date Balance Sheet shall reflect
100% of the fourth quarter bonus to be paid to SSC and or IFD employees.

		2.3.5	The Closing Date Balance Sheet shall not
include any liability that Inso specifically assumes from Sherpa prior to the Closing Date or that Inso is otherwise required by this Agreement to assume or discharge.

		2.3.6	The Closing Date Balance Sheet shall include
appropriate accruals for personal, real property and other appropriate taxes relating to the period on or prior to the Closing Date but payable thereafter.

		2.3.7	The Closing Date Balance Sheet shall not
reflect any positive or negative adjustment to the October 31
Balance Sheet for the change in value of any intangible asset.

		2.3.8	The Closing Date Balance Sheet shall reflect
an allocation of SSC's accumulated net operating loss carryfowards in accordance with Section 6.14 below.

	Section 2.4	Supplemental Closings.  Within 30 days after
the end of each fiscal quarter of SDRC ending prior to the first anniversary of the Closing Date, SDRC shall determine the total cumulative Qualifying License Revenues and Qualifying Maintenance Revenues that have been booked through the end of such quarter.
To the extent the total of such revenues would result in an obligation on the part of SDRC to make an Anniversary Payment to Seller if such payment were then due (the "Putative Anniversary Payment"), SDRC shall promptly pay an amount equal to the
Putative Anniversary Payment minus any such amount paid by SDRC with respect to any prior quarter, provided that the total
Putative Anniversary Payments by SDRC shall not exceed
$1,000,000, and provided further, that SDRC shall not be required to make any Putative Anniversary Payment(s) that would if paid reduce the Supplemental Closing Fund below a total amount equal to the sum of (i) the amount of any claims actually submitted by SDRC as of the relevant date for which Seller shall be the Indemnifying Party pursuant to Article VII of this Agreement, and
(ii) any amount due from Seller pursuant to Section 6.12 of this
Agreement.   The Supplemental Closing Fund shall be reduced by an
amount equal to the total of any Putative Anniversary Payments made by SDRC. Not later than 90 days after the first anniversary of the Closing Date, SDRC shall pay Inso the balance of the Supplemental Closing Fund, if any, after payment of any Putative Anniversary Payments and any other adjustments specifically provided for in this Agreement.

	Section 2.5 Anniversary Payment. Not later than 90 days after the first anniversary of the Closing Date, SDRC shall calculate the Anniversary Payment and shall remit the net amount thereof to Seller together with a written statement setting forth the calculation of such net amount, including a detailed explanation of the relevant product sales and of any setoffs or other adjustments thereto. Within 60 days after receipt of the Anniversary Payment from SDRC, Seller shall be permitted to conduct a review of the Anniversary Payment and SDRC's working papers used to determine the amount of the Anniversary Payment in accordance with GAAP. If Seller and SDRC disagree as to the correct amount of the Anniversary Payment, the matter shall be submitted to a nationally recognized firm of independent accountants agreed upon by the parties. The independent accountants shall then have 30 days in which to determine the correct Anniversary Payment, and such determination shall be final and binding on both parties. The costs of such independent accountants shall be borne equally by SDRC and the Seller.


ARTICLE III
REPRESENTATIONS AND WARRANTIES

	Inso hereby represents and warrants to SDRC that, except as may be set forth in the Seller's Disclosure Schedules, the following are true and correct as of the date hereof:

	Section 3.1 Seller's PDM Business. Seller conducts Seller's PDM Business solely through SSC, IFD and their respective subsidiaries or other owned business entities; all of which are listed in Seller's Disclosure Schedules, as well as the Ancillary Assets, if any, and there are no other material assets or other components or elements of Seller's PDM Business whatsoever that are not included therein.

	Section 3.2 Corporate Power and Authorization	.  The
Board of Directors of Inso, by resolution adopted by a vote of the directors at a meeting duly called and held in accordance with applicable law, has duly authorized the transactions contemplated by this Agreement, all in accordance with and as and to the extent required by law and in accordance with the Certificate of Incorporation and Bylaws of Inso. The execution, delivery and performance by Inso of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Inso. The approval of Inso's stockholders is not required under applicable law or Inso's Certificate of Incorporation or Bylaws. This Agreement has been duly executed and delivered by Inso and constitutes the legal, valid and binding obligation of Inso enforceable against Inso in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

	Section 3.3 No violation- Inso. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Inso or Inso France SARL, (b) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, right of first refusal, non-provisions of, or constitute a default under, any agreement, indenture, right of first refusal, non-competition agreement or other instrument under which Inso or Inso France SARL is bound or to which any of the assets of Inso or Inso France SARL are subject, in a manner that will adversely affect the ability of Inso or Inso France SARL to consummate the transactions contemplated hereby, or (c) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body.

	Section 3.4 Organization and Good Standing; Qualification. Except as set forth on Seller's Disclosure Schedules, each of SSC, IFD and their respective subsidiaries or other owned business entities is a corporation duly organized, validly existing and, with respect to the entities organized in the United States, in good standing under the laws of its state or other jurisdiction of organization, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, and each is duly qualified and licensed to do business in any other jurisdiction where failure to be so qualified would have a Material Adverse Effect on the Seller's PDM Business. Seller's Disclosure Schedules contain a complete list of all direct or indirect subsidiaries or other owned business entities of SSC and IFD.

	Section 3.5 Capitalization. A full and complete description of the authorized, issued and outstanding equity capitalization of SSC, IFD and each of their respective subsidiaries or other owned business entities, is set forth in the Seller's Disclosure Schedules. There are no outstanding options, warrants, convertible debt or other instruments or any other rights of any kind whatsoever granting any person or entity the right or ability to acquire, directly or indirectly any capital stock or other equity securities of SSC, IFD or any of their respective subsidiaries or other owned business entities. Except as set forth on the Seller's Disclosure Schedules, Inso owns all capital stock of SSC and IFD, and SSC and IFD own all capital stock of their respective subsidiaries or other owned business entities, free and clear of all security interests, liens, pledges, adverse claims, encumbrances, equities, proxies and shareholders' agreements. Each outstanding share of capital stock of SSC, IFD and their respective subsidiaries or other owned business entities has been legally and validly issued and is fully paid and nonassessable. None of such shares of capital stock has been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any third party.

	Section 3.6 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of SSC or any of its Affiliates relating to the Seller's PDM Business other than in the ordinary course of business since the date Inso acquired SSC.

	Section 3.7 Corporate Records. The copies of the Certificates of Incorporation and Bylaws, and all amendments thereto, or equivalent charter documents, of SSC, IFD and their respective subsidiaries or other owned business entities that have been delivered or made available to SDRC are true, correct and complete copies thereof, as in effect on the date hereof. Except to the extent set forth on the Seller's Disclosure Schedules, the minute books of all such corporations or entities, copies of which have been delivered or made available to SDRC, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Boards of Directors (and any committees thereof) and the stockholders thereof since the date of acquisition by SSC and IFD by Inso.

	Section 3.8 No violation- SSC or IFD. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws or equivalent charter documents, of SSC, IFD and/or their respective subsidiaries or other owned business entities, (b) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, or give rise to a right of the other parties thereto to terminate, any agreement, indenture, right of first refusal, non-competition agreement or other instrument by which any of SSC, IFD or their respective subsidiaries or other owned business entities is bound or to which any of the assets thereof are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the assets of thereof in a manner that would have a Material Adverse Effect on the Seller's PDM Business, or (c) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body binding on SSC, IFD or any of their respective subsidiaries or other owned business entities.

Section 3.9 Governmental Authorities; Third Party Consents. Neither Inso, SSC, IFD nor their respective subsidiaries or other owned business entities is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby or thereby, and no approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by any of them in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

Section 3.10 Financial Statements.

		3.10.1	Inso has previously furnished SDRC with (a)
income statements for Seller's PDM Business for the nine-month period ending October 31, 1999 (the "Income Statement") and (b) a balance sheet dated October 31, 1999 (the "October 31 Balance Sheet", and together with the Income Statement, the "Financial Statements "). Such financial statements fairly present the financial condition and results of operations for the Seller's
PDM Business for the dates and periods covered thereby in compliance with GAAP. The October 31 Balance Sheet reflects all liabilities of Seller's PDM Business, accrued, contingent or otherwise that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP. Except as set forth in the October 31 Balance Sheet, Seller's
PDM Business is not obligated in any way to provide funds in connection with any guarantee of, or to assume, any debt, obligation or dividend of any other person, corporation, association, partnership, limited liability company, joint venture, trust or other entity. Except as set forth on the Seller's Disclosure Schedules, there exists no valid basis for the assertion of any other claims against SSC, IFD or their respective subsidiaries or other owned business entities or any other liabilities of any nature or for any amount that would have a Material Adverse Effect on the Seller's PDM Business.

		3.10.2	All accounts receivable reflected on the
October 31 Balance Sheet are, and those to be reflected on the Closing Date Balance Sheet will be, valid receivables subject to no material setoffs or counterclaims and are current and collectible (within 180 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on such balance sheets.

Section 3.11 Employee Matters.

3.11.1 Cash Compensation. The Seller's Disclosure Schedules contain a complete and accurate list of the names, titles and annual cash compensation as of December 1, 1999, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of SSC, IFD and their respective subsidiaries or other owned entities, and of employees of Inso who work primarily on the Seller's PDM business, and the amounts paid to each independent contractor of any such entities, together with a description of the material terms of any such independent contractor's agreement or relationship, during the last twelve months. In addition, the Seller's Disclosure Schedules reflect
(i) all increases in Cash Compensation of such employees and/or independent contractors during the current fiscal year and (ii) any promised increases in Cash Compensation of such employees and/or independent contractors that have not yet been effected.

3.11.2 Compensation Plans. The Seller's Disclosure Schedules contain a complete and accurate list of all employment compensation plans, arrangements or practices other than those required by law (the "Compensation Plans") sponsored by Inso, SSC, IFD or their respective subsidiaries or other owned business entities or to which they contribute on behalf of the employees described in Section 3.11.1 above. The Compensation Plans include, without limitation, all plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. Seller has provided or made available to SDRC a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan. Each of the Compensation Plans can be terminated or amended at will by the sponsor.

3.11.3 Employment Agreements. Except as set forth in Seller's Disclosure Schedules, neither SSC, IFD nor any of their respective subsidiaries or other owned business entities is a party to any employment agreement ("Employment Agreements") with respect to any of the employees described in Section 3.11.1 above. Employment Agreements include without limitation employee leasing agreements, employee services agreements and noncompetition agreements.

3.11.4 Employee Policies and Procedures. The Seller's Disclosure Schedules contain a complete and accurate list of all employee manuals and all material employment policies and procedures and work-related rules (the "Employee Policies and Procedures") that apply to the employees described in Section 3.11.1 above. Seller has provided or made available to SDRC a copy of all written Employee Policies and Procedures and a written description of all material unwritten Employee Policies and Procedures.

		3.11.5	Established Severance Policies.  Seller's
Disclosure Schedules contain a complete and accurate list of and, to the extent reduced to writing, a copy of any and all established severance policies of Inso and SSC, IFD or any of their respective subsidiaries or other owned business units applicable to the employees of the Seller's PDM Business (the "Established Severance Policies"). The Established Severance Policies applicable to any foreign based employees of the Seller's PDM Business are in compliance with any and all applicable local laws, including any minimum severance requirements.

		3.11.6	Proprietary Rights Agreements.  Except as set
forth in Seller's Disclosure Schedules, each employee of Seller's
PDM Business has entered into a confidentiality/assignment of inventions agreement with SSC, IFD or one of their respective subsidiaries or other owned business entities in substantially the form previously supplied to Purchaser without any material change to such form.

		3.11.7	Employee Stability .  To Seller's actual
knowledge, no key employee and no group of employees has any plans to terminate employment with SSC, IFD or any of their respective subsidiaries or other owned business entities.

3.11.8 Unwritten Amendments. No material unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans or Employee
Policies and Procedures.

3.11.9 Labor Compliance. Each of SSC, IFD and other respective subsidiaries or other owned business entities has been and is in compliance with all material applicable laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither SSC, IFD nor any of their respective subsidiaries or other owned business entities is liable for any material arrears of wages or penalties for failure to comply with any of the laws, rules, regulations and ordinances above-referenced in this Section
3.11.9. Neither SSC, IFD nor any of their respective subsidiaries or other owned business entities has engaged in any unfair labor practice within the meaning of applicable labor relations law ("ULP") or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices, which ULP or discrimination could give rise to a material liability. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age, disability or handicap discrimination charges or complaints pending or, to the actual knowledge of Seller, threatened against SSC, IFD or any of their respective subsidiaries or other owned business entities before any federal, state or local court, board, department, commission or agency (nor does any valid basis therefor exist) or
(ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting them (nor does any valid basis therefor exist).

3.11.10 Unions. Except as set forth on the Seller's Disclosure Schedules, (i) neither SSC, IFD nor any of their respective subsidiaries or other owned business entities has ever been a party to any agreement with any union, labor organization or collective bargaining unit, (ii) no employees of SSC, IFD or any of their respective subsidiaries or other owned business entities are represented by any union, labor organization or collective bargaining unit, and (iii) to Seller's knowledge, no such employees have threatened to organize or join a union, labor organization or collective bargaining unit.

3.11.11 Aliens. All employees of SSC, IFD or any of their respective subsidiaries or other owned business entities are citizens of, or are authorized in accordance with applicable immigration laws to be employed in, the respective countries where employed.

Section 3.12 Employee Benefit Plans.

3.12.1 Identification. The Seller's Disclosure Schedules contain a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by SSC, IFD or any of their respective subsidiaries or other owned business entities, or by Inso with respect to them or their employees or to which any of them or Inso contributes on behalf of their employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Benefit Plans"). Seller has provided or made available to SDRC copies of all Benefit Plan documents, such as, to the extent applicable, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications and administrative forms. In addition, Seller has provided or made available to SDRC a written description of all material existing practices engaged in by SSC, IFD or any of their respective subsidiaries or other owned business entities, or by Inso with respect to them or their employees that have been determined to constitute Benefit Plans. Subject to the requirements of the Internal Revenue Code and ERISA, each of the Benefit Plans can be terminated or amended at will. No unwritten amendment exists with respect to any Benefit Plan.

3.12.2 Administration. Each Benefit Plan has been administered and maintained in material compliance with all applicable laws, rules and regulations. All necessary filings, reports and disclosures with respect to all applicable Benefit Plans have been made other than those which individually or in the aggregate would not have a Material Adverse Effect on SSC, IFD or any of their respective subsidiaries.

3.12.3 Examinations. Neither Inso, SSC, IFD nor any of their respective subsidiaries or other owned business entities has received any notice that any Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

3.12.4 Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Internal Revenue Code or Sections 406 and 407 of ERISA) that could give rise to any material liability for SSC or IFD have occurred with respect to any Benefit Plan.

3.12.5 Claims and Litigations. No pending or threatened claims, suits or other proceedings exist with respect to any Benefit Plan other than benefit claims filed by participants or beneficiaries in the ordinary course.

3.12.6 Qualification.  Except as set forth on the Seller's
Disclosure Schedules, none of the Benefit Plans is intended to be qualified within the meaning of Section 401(a) of the Internal
Revenue Code and/or tax-exempt within the meaning of Section 501
(a) of the Internal Revenue Code.

3.12.7 Funding Status. Except as set forth on the Seller's Disclosure Schedules, none of the Benefit Plans is subject to the funding requirement of Section 412 of the Internal Revenue Code. No Benefit Plan is a plan described in Section 501(c)(9) of the Internal Revenue Code.

3.12.8 Excise Taxes. Neither SSC, IFD nor any of their respective subsidiaries or other owned business entities has any liability to pay excise taxes under the Internal Revenue Code, including but not limited to Sections 4971, 4972, 4975, 4976, 4977, 4978, 4978B, 5979, 4979A, 4980 or 4980B thereof with respect to any Benefit Plan.

3.12.9 Multiemployer Plans.   Except as set forth on the Seller's
Disclosure Schedules, each of SSC, IFD and their respective subsidiaries or other owned business entities is not and has never been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

3.12.10 PBGC.  Except as set forth on the Seller's Disclosure
Schedules, none of the Benefit Plans is subject to the requirements of Title IV of ERISA.

3.12.11 Retirees. Neither SSC, IFD nor any of their respective subsidiaries or other owned business entities has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of
Section 4980B of the Internal Revenue Code, Sections 601 through 608 of ERISA or state law.

Section 3.13 Absence of Certain Changes. Since October 31, 1999, except as set forth on the Seller's Disclosure Schedules, neither
SSC, IFD nor any of their respective subsidiaries or other owned business entities has:

		3.13.1	contracted for the purchase of any capital
asset having a cost in excess of $10,000 or made any single capital expenditure in excess of $10,000;

		3.13.2	incurred any indebtedness for borrowed money
(other than short-term borrowing in the ordinary course of business), or issued or sold any debt securities;

		3.13.3	incurred or discharged any material
liabilities or obligations except in the ordinary course of business;

		3.13.4	paid any amount on any indebtedness prior to
the due date except in the ordinary course of business, forgiven or canceled any claims or any debt in excess of $10,000, or released or waived any rights or claims except in the ordinary course of business;

		3.13.5	mortgaged, pledged or subjected to any
security interest, lien, lease or other charge or encumbrance any of its properties or assets (other than statutory liens arising in the ordinary course of business or other liens that do not materially detract from the value or interfere with the use of such properties or assets);

		3.13.6	suffered any damage or destruction to or loss
of any assets (whether or not covered by insurance) that has, individually or in the aggregate, resulted in a Material Adverse
Effect;

		3.13.7	acquired or disposed of any assets having an
aggregate value in excess of $10,000, except in the ordinary course of business;

		3.13.8	except to the extent reflected on the October
31 Balance Sheet, written up or written down the carrying value of any of its assets, other than accounts receivable in the ordinary course of business;

		3.13.9	changed the costing system or
depreciation methods of accounting for its assets in any material respect;

		3.13.10	lost or terminated any employee,
customer or supplier that has, individually or in the aggregate, resulted in a Material Adverse Effect;

		3.13.11	increased the compensation of any
director, officer, key employee or consultant;

		3.13.12	increased the compensation of any
employee (except for increases in the ordinary course of business consistent with past practice) or hired any new employee who is expected to receive annualized compensation of at least $15,000;

		3.13.13	made any payments to or loaned any money
to any employee, officer, director or stockholder;

		3.13.14	formed or acquired or disposed of any
interest in any corporation, partnership, joint venture or other entity;

		3.13.15	redeemed, purchased or otherwise
acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such capital stock, securities or rights;

		3.13.16	entered into any agreement providing for
total payments by them in excess of $10,000 in any 12 month period with any person or group, or modified or amended in any material respect the terms of any such existing agreement, except in the ordinary course of business;

		3.13.17	entered into, adopted or amended any
Employee Benefit Plan, except as contemplated hereby or the other agreements contemplated hereby; or

		3.13.18	entered into any other commitment or
transaction or experienced any other event that would materially interfere with its performance under this Agreement or any other agreements or document executed or to be executed pursuant to this Agreement, or otherwise has, individually or in the aggregate, resulted in a Material Adverse Effect.

Section 3.14 Title; Leased Assets.

		3.14.1	SSC Stock and IFD Stock.  Except as
required by French law and set forth on the Seller's Disclosure Schedules, Inso directly owns the SSC Stock and indirectly, through its subsidiary Inso France SARL, owns the IFD Stock free, clear and unencumbered by any pledge, lien, security interest or other third party interest whatsoever and has the unrestricted right and ability to transfer the SSC Stock and to cause the transfer of the IFD Stock free of any such restriction or encumbrance whatsoever.

		3.14.2	Subsidiary Stock.  Each of SSC and IFD
own 100% of the capital stock or equity securities of any and all entities they purport to own as subsidiaries.

3.14.3 Real Property. Neither SSC, IFD nor any of their respective subsidiaries or other owned business entities owns any interest (other than leasehold interests described in Seller' s Disclosure Schedules) in real property. The leased real property described in Seller's Disclosure Schedules constitutes the only real property necessary for the conduct of Seller's PDM business.

3.14.4 Personal Property. SSC, IFD and/or their respective subsidiaries or other owned business entities have good, valid and marketable title to all the personal property owned by them, all of which is reflected, to the extent required in accordance with GAAP, on the October 31 Balance Sheet (collectively, the "Personal Property"). Seller and its subsidiaries have good, valid and marketable title to the Ancillary Assets, if any. The Personal Property, the Ancillary Assets, and any personal property leased by SSC, IFD and any of their respective subsidiaries or other owned business entities constitute the only personal property necessary for the conduct of Seller's PDM business. On the Closing Date, SSC's, IFD's and/or any of their respective subsidiaries' or other owned business entities' interests in the Personal Property, and Seller's interest in any Ancillary Assets, shall be free and clear of all security interests, liens, claims and encumbrances, other than statutory liens arising in the ordinary course of business or other liens that do not materially detract from the value or interfere with the use of such properties or assets.

3.14.5 Leases. Seller's Disclosure Schedules set forth a list and brief description of (i) all leases of real property and (ii) leases of personal property involving rental payments within any 12 month period in excess of $10,000, in either case to which any of SSC, IFD and/or any of their respective subsidiaries or other owned business entities is a party, either as lessor or lessee. All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

Section 3.15 Commitments.

3.15.1 Commitments; Defaults. Any of the following to which SSC, IFD or their respective subsidiaries or other owned business entities is a party or is bound by, or which any of the shares of capital stock of SSC, IFD or their respective subsidiaries or other owned business entities are subject to, or by which the assets or the business of SSC, IFD or any of their respective subsidiaries or other owned business entities are bound, whether or not in writing, are listed in Seller's Disclosure Schedules (collectively "Commitments"):

		3.15.1.1	any partnership or joint venture
agreement;

		3.15.1.2	any guaranty or suretyship,
indemnification or contribution agreement or performance bond;

		3.15.1.3	any debt instrument, loan agreement or
other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

		3.15.1.4	any contract to purchase real property;

		3.15.1.5	any agreement with dealers or sales or
commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving total payments within any 12 month period in excess of $10,000 and which is not terminable on 30 days' notice or without penalty;

		3.15.1.6	 any agreement relating to any material
matter or transaction in which an interest is held by a person or entity that is an Affiliate of Seller;

		3.15.1.7	any agreement for the acquisition of
services, supplies, equipment, inventory, fixtures or other property involving more than $10,000 individually or $50,000 in the aggregate;

		3.15.1.8	any powers of attorney;

		3.15.1.9	any contracts containing noncompetition
covenants;

		3.15.1.10	any agreement providing for the purchase
from a supplier of all or substantially all of the requirements of SSC, IFD or any of their respective subsidiaries or other owned business entities of a particular product or service; or

		3.15.1.11	any other agreement or commitment not
made in the ordinary course of business or that is material to the business, operations, condition (financial or otherwise) or results of operations of SSC, IFD or any of their respective subsidiaries or other owned business entities.

True, correct and complete copies of all written Commitments, and true, correct and complete written descriptions of all oral Commitments, have heretofore been delivered or made available to SDRC. Except as set forth on the Seller's Disclosure Schedules,
(i) there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by SSC, IFD or any of their respective subsidiaries or other owned business entities or, to Seller's knowledge, any other party to a Commitment, and no penalties have been incurred nor are amendments pending with respect to the Commitments, and (ii) the Commitments are in full force and effect and are valid and enforceable obligations of SSC, IFD or any of their respective subsidiaries or other owned business entities and, to Sellers's knowledge, the other parties thereto, in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to Sellers's knowledge, may be made by any party thereto (other than SSC, IFD or any of their respective subsidiaries or other owned business entities, as the case may
be), nor have any of them waived any rights thereunder.

3.15.2 No cancellation or Termination of Commitment. Except as set forth on the Seller's Disclosure Schedules, no notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment has been received. Except as set forth on the Seller's Disclosure Schedules, no customer of Seller's PDM Business has notified Inso, SSC, IFD or any of their respective subsidiaries or other owned business entities that such customer intends to terminate or discontinue use of any Sherpa licenses or related maintenance services.

Section 3.16 Insurance. Seller's Disclosure Schedules set forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed during the one year prior to the date of this Agreement.

Section 3.17 Intellectual Property.

		3.17.1	 Seller's Disclosure Schedules contain a
complete and accurate list of (i) all Copyrights, Patents and Trademarks, each as defined herein, used in or related to Seller's PDM Business, (ii) all third-party owned software incorporated into any product which is part of Seller's PDM Business, and (iii) all software products marketed or otherwise distributed by SSC within the three year period prior to the date of this Agreement, with the source or method of intellectual property protection utilized or relied upon by SSC with respect to each such product set forth thereon. Either SSC, IFD or one of their respective subsidiaries or other owned business entities, or Inso with respect to Ancillary Assets, owns all right, title and interest in and to all Intellectual Property (as defined herein) owned by it, and holds valid licenses for all third-party owned Intellectual Property used by it, each as may be necessary for the conduct of Seller's PDM Business.

		3.17.2 	Neither Inso, SSC, IFD or any of their
respective subsidiaries or other owned business entities, as the case may be, has as of and since the date upon which it acquired rights in or to any Intellectual Property, except in the ordinary course of business in connection with the distribution of PDM products directly or indirectly to end users, (i) transferred, conveyed, sold, assigned, pledged, mortgaged or granted a security interest in any such Intellectual Property to any third party, (ii) entered into any license, franchise or other agreement with respect to any such Intellectual Property with any third person, or (iii) otherwise encumbered any such Intellectual Property.

		3.17.3	 Seller's PDM Business as currently conducted
does not in any way conflict with, misappropriate or infringe on, any intellectual property right of any third party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Seller's PDM Business. There are no claims, suits, actions or proceedings pending or, to the knowledge of Seller, threatened against any of Seller, SSC, IFD or any of their respective subsidiaries or other owned business entities (i) alleging that the use or license of any Intellectual Property conflicts or infringes in any way with any third party's intellectual property rights, (ii) challenging their ownership of or right to use any Intellectual Property owned or used by them, or (iii) challenging the validity of any of the Intellectual Property. There are no conflicts, misappropriations, infringements or other violations by any third party of any of the Intellectual Property owned by, used by or licensed by or to any of Seller, SSC, IFD or any of their respective subsidiaries or other owned business entities.

		3.17.4	 Each Copyright, Patent and Trademark listed in
Seller's Disclosure Schedules is valid, subsisting and in proper form, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions, and no Copyright, Patent or Trademark has lapsed, nor has there been any cancellation or abandonment thereof. All of the proper precautions to maintain the secrecy of the Intellectual Property that constitutes Trade Secrets, and to protect such Trade Secrets from disclosure to the full extent required under applicable law have been taken, and there have been no failures in complying with such requirements.

		3.17.5	 Neither Seller, SSC, IFD any of their
respective subsidiaries or other owned business entities, nor any other person has granted any release, covenant not to sue, or non-assertion assurance or entered into any indemnification or settlement agreement with any person with respect to any part of the Intellectual Property or any licenses associated with the Intellectual Property, except for indemnifications given in the ordinary course of business, customary in the PDM Business generally.

Section 3.18 Year 2000 Problem. Except as set forth in Seller's Disclosure Schedules, Seller has reviewed (i) each of the software products marketed or distributed as part of Seller's PDM Business, and (ii) all computer applications used in the business and operations of Seller's PDM Business, that could be adversely affected by an inability to recognize and perform properly date sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in any Material Adverse Effect on Seller's PDM Business, or affect the performance of any product sold through or by Seller's PDM Business or used by Seller's PDM Business in any manner which could reasonably be expected to result in a Material Adverse Effect on Seller's PDM Business.

Section 3.19 Taxes.

3.19.1 Filing of Tax Returns. Except as set forth in Seller's Disclosure Schedules, SSC, IFD and each of their respective subsidiaries or other owned business entities has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of the respective entities for the periods covered thereby. True and correct copies of such Tax Returns for the past five taxable years have either heretofore been delivered to SDRC or will be included with the assets of SSC, IFD and their respective applicable subsidiaries.

3.19.2 Payment of Taxes. Except for such items as may be subject to good faith disputes in proceedings in compliance with applicable law, each of which is described in Seller's Disclosure Schedules, (i) each of SSC, IFD and their respective subsidiaries or other owned business entities has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and (ii) none of SSC, IFD or any of their respective subsidiaries or other owned business entities is delinquent in the payment of any tax, assessment or governmental charge.

3.19.3 No Pending Deficiencies, Delinquencies, Assesments or Audits. None of SSC, IFD or any of their respective subsidiaries or other owned business entities has received any notice that any tax deficiency or delinquency has been asserted against it.
There is no taxing authority audit of any of them pending or, to Seller's knowledge, threatened, and the results of any completed audits are properly reflected in the Financial Statements. To Seller's knowledge, no such entity has violated any federal, state, local or foreign tax law, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

3.19.4 No Extension or Limitation Period. None of SSC, IFD or any of their respective subsidiaries or other owned business entities has granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

3.19.5 Withholding Requirements Satisfied. All monies required to be withheld by SSC, IFD or any of their respective subsidiaries or other owned business entities and paid by them to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

3.19.6 Tax Exempt Entity. None of the assets of SSC, IFD or any of their respective subsidiaries or other owned business entities, and none of the Ancillary Assets, are subject to a lease to a "tax exempt entity" as such term is defined in Section
168(h)(2) of the Internal Revenue Code.

3.19.7 Collapsible Corporation. Neither SSC, IFD nor any of their respective subsidiaries or other owned business entities has at any time consented, and Inso will not permit them to elect, to have the provisions of Section 341(f)(2) of the Internal Revenue Code apply to it.

3.19.8 Boycotts. None of SSC, IFD or any of their respective subsidiaries or other owned business entities has at any time participated in or cooperated with any international boycott as defined in Section 999 of the Internal Revenue Code.

Section 3.20 Compliance with Laws. Each of SSC, IFD and all of their respective subsidiaries or other owned business entities has complied with all applicable laws, and regulations and has filed with the proper authorities all necessary statements and reports except where the failure to so comply or file would not, individually or in the aggregate, result in a Material Adverse Effect. There are no existing violations by any of them of any federal, state or local law or regulation that could reasonably be expected to, individually or in the aggregate, result in a
Material Adverse Effect.   Each of SSC, IFD and all of their
respective subsidiaries or other owned business entities possesses all necessary licenses, franchises, permits and governmental authorizations for the conduct of Seller's PDM Business as now conducted, all of which are listed (with expiration dates, if applicable) in the Seller's Disclosure Schedules. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded by any such licenses, franchises, permits or government authorizations, except for any such default, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 1997, none of SSC, IFD or any of their respective subsidiaries or other owned business entities has received any notice from any federal, state or other governmental authority or agency having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations or any of its properties, facilities, equipment, or business practices fail to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public or quasi-public authority or body, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.21 Finders Fee. Seller has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

Section 3.22 Litigation. Except as set forth on the Seller's Disclosure Schedules, there are no legal actions or administrative proceedings or investigations instituted or, to Seller 's knowledge, threatened against SSC, IFD and all of their respective subsidiaries or other owned business entities, either affecting or that could affect the outstanding shares of capital stock of SSC, IFD or any of their respective subsidiaries or other owned business entities, any of the assets of such entities or the Ancillary Assets, or the operation, business, condition (financial or otherwise), or results of operations of any aspect of Seller's PDM Business which (i) if, successful, could, individually or in the aggregate, have a Material Adverse Effect or (ii) could adversely affect the ability of Seller to effect the transactions contemplated hereby. Neither SSC, IFD nor any of their respective subsidiaries or other owned business entities is (a) subject to any continuing court or administrative order, judgment, writ, injunction or decree applicable specifically to any aspect of Seller's PDM Business or (b) in default with respect to any such order, judgment, writ, injunction or decree. Seller has no knowledge of any valid basis for any such action, proceeding or investigation. All claims made or, to Seller's knowledge, threatened against each of SSC, IFD and/or any of their respective subsidiaries or other owned business entities in excess of its deductible are covered under its Insurance Policies.

Section 3.23 Condition of Fixed Assets. All of the structures and equipment reflected in the Financial Statements and used in Seller's PDM Business are in good condition and repair, subject to normal wear and tear, and Seller has no actual knowledge of any latent defects therein.

Section 3.24 Banking Relations. Set forth in Seller's Disclosure Schedules is a complete and accurate list of all borrowing and investing arrangements or other banking relationships that SSC, IFD or any of their respective subsidiaries or other owned business entities has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

Section 3.25 Ownership Interests of Interested Persons; Affiliations. To Seller's knowledge, no officer, supervisory employee or director of Seller or any of its Affiliates, or their respective spouses, children or Affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier of Seller's PDM Business, except as a holder of less than 1% of the outstanding shares of any entity with securities listed on any national securities exchange or which have been registered under
Section 12(g) of the Securities Exchange Act of 1934.

Section 3.26 Environmental Matters. None of SSC, IFD or any of their respective subsidiaries or other owned business entities, nor any of their assets or any of the Ancillary Assets are currently in violation of, or subject to any existing, pending or, to Seller's knowledge, threatened, investigation or inquiry by any governmental authority or to any remedial obligations under, any Environmental Laws.

Section 3.27 Certain Payments. Neither Inso, SSC, IFD or any of their respective subsidiaries or other owned business entities nor any director, officer or employee thereof acting for or on behalf of any of them or Seller's PDM Business, has paid or caused to be paid, directly or indirectly, in connection with Seller's PDM Business:

		3.27.1 	to any government or agency thereof or any
agent of any supplier or customer any bribe, kick-back or other similar payment; or

		3.27.2	 any contribution to any political party or
candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

Section 3.28 International Business Matters.

		3.28.1 	Each of SSC, IFD and their respective
subsidiaries or other owned business entities has complied in all respects with all laws, regulations and ordinances of the foreign jurisdictions in which they do business or propose to do business.

		3.28.2	 All contracts and agreements between each of
SSC, IFD and their respective subsidiaries or other owned business entities and any foreign parties are, to the extent required, duly registered with or approved by the appropriate regulatory authority in each foreign jurisdiction in which they do business or propose to do business.

		3.28.3	 None of SSC, IFD or any of their respective
subsidiaries or other owned business entities has violated any foreign law, regulation or ordinance or any U.S. laws pertaining to business with foreign jurisdiction, including without limitation the United States Foreign Corrupt Practices Act, and there are no claims or litigation in any foreign jurisdictions pending or threatened against any of them.

		3.28.4	 The international sales of Seller's PDM
Business are conducted in full compliance with all applicable export laws and regulations, and Seller has provided SDRC with all documents, records or other evidence related to the classification of the software sold by Seller's PDM Business under applicable United States export laws and regulations.

		3.28.5	 Each of SSC, IFD and their respective
subsidiaries or other owned business entities is current on all material payments due to foreign distributors.

		3.28.6 	All revenues resulting from sales made in
foreign jurisdictions by SSC, IFD and their respective subsidiaries or other owned business entities are reported on the Financial Statements in accordance with United States generally accepted accounting principles, consistently applied.

		3.28.7	 Seller does not know of any restrictions
imposed by foreign governments or governmental agencies on the ability to terminate any distribution agreements or other agreements with foreign entities selling products of Seller's PDM
Business.

Section 3.29 Maintenance and Enhancement Obligations. Except as set forth in Seller's Disclosure Schedules, neither Inso, SSC, IFD nor any of their respective subsidiaries or other owned business entities has in any manner committed, or is in any way subject to any commitment or obligation, to provide special enhancements, releases (including but not limited to SherpaWorks
3i) or updates to any of the software products of Seller's PDM Business for particular customers or to provide special or increased maintenance obligations or any other services or additional products of any kind to any of its customers. There are no obligations to provide maintenance, service or support to any of the existing products of Seller's PDM Business besides those obligations pursuant to Seller's standard written maintenance or service terms. All of Seller's outstanding standard maintenance or service agreements are also listed in Seller's Disclosure Schedules.

Section 3.30 Material Contracts. Seller's Disclosure Schedules contain a complete and accurate list of any and all contracts of the following types that have been entered into by SSC, IFD or any of their respective subsidiaries or other owned business entities and are executory as of the date of this Agreement:

			3.30.1 	Any and all contracts under
which any of them is authorized to distribute or resell products owned or maintained by any third party;

			3.30.2	 Any and all contracts under which any
third party is authorized to distribute, resell or represent any products of Seller 's PDM Business;

			3.30.3	 Any and all contracts providing for the
escrow of software, including source code, that is proprietary to Seller' s PDM Business.

Seller further represents and warrants that a true and correct copy of each such contract has been provided to SDRC.

	Section 3.31	 Product Warranty.  No product manufactured,
sold, leased, licensed or delivered by SSC, IFD or any of their respective subsidiaries or other owned business entities is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are set forth in Seller's Disclosure
Schedules, which could reasonably be expected to have a Material Adverse Effect on PDM Business. Seller's Disclosure Schedules set forth the aggregate expenses incurred by SSC, IFD or any of their respective subsidiaries or other owned business entities in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during fiscal year 1999.

Section 3.32 Full Disclosure.   No representation or warranty
made by Seller in this Agreement or any Schedule or Exhibit hereto and no statement or certificate or memorandum furnished or to be furnished by Seller pursuant hereto or in connection with the transactions covered hereby contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

	Section 3.33	 Approvals of Third Parties.  Seller has
secured all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby, including, without limitation, all necessary approvals and consents required under any real property and personal property leases. Seller has obtained all necessary government approvals and consents.

	Section 3.34 	Eliminate Intercompany Debts.  Seller has
eliminated all intercompany payables (whether or not appearing on the October 31 Balance Sheet) in a manner which shall (i) preserve at least $2.5 million of net operating loss carry forwards within SSC as contemplated in Section 6.14 below, and
(ii) not cause any adverse taxable effect to SSC or to SDRC (except as may reduce SSC's net operating loss carryforwards to no less than $2.5 million).

	Section 3.35 Net Operating Losses. The allocation of net operating losses provided for in Section 6.14 below will not adversely affect SDRC's ability to utilize the net operating losses allocated to SSC as contemplated in Section 3.34 above; provided, however, that Inso makes no representation or warranty that SDRC will in fact be able to utilize any such net operating losses allocated to SSC.


ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SDRC


	SDRC represents and warrants to Seller that the following are true and correct as of the date hereof:

Section 4.1 Corporate Power and Authorization. The Board of Directors of SDRC, by resolution adopted by a vote of the directors at a meeting duly called and held in accordance with applicable law, has duly approved this Agreement, all in accordance with and as required by law and in accordance with the Articles of Incorporation and Code of Regulations of SDRC. The execution, delivery and performance by SDRC of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by SDRC. This Agreement has been duly executed and delivered by SDRC and constitutes the legal, valid and binding obligation of SDRC enforceable against SDRC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

Section 4.2 No violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Code of Regulations of SDRC, (b) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, right of first refusal, non-competition agreement or other instrument under which SDRC is bound or to which any of the assets of SDRC are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the assets of SDRC or (c) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body.

Section 4.3 Governmental Authorities; Third Party Consents. SDRC is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby or thereby, and no approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by SDRC in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby or thereby.

Section 4.4 Full Disclosure. No representation or warranty made by SDRC in this Agreement or any exhibit hereto and no statement or certificate or memorandum furnished or to be furnished by SDRC pursuant hereto or in connection with the transactions covered hereby contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

	Section 4.5	Finder's Fee.  SDRC has not incurred any
obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

	Section 4.6	Financial Statements.  SDRC's financial
statements, as filed with the Securities and Exchange Commission from time to time pursuant to SDRC's quarterly and annual reporting requirements, have been prepared in accordance with GAAP and fairly present the financial condition of SDRC.

	Section 4.7	Approvals of Third Parties.  SDRC secured all
necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.


ARTICLE V
CLOSING DELIVERIES

Section 5.1 Deliveries of Seller.  At or prior to the Closing
Date, Seller shall deliver to SDRC, the following, all of which shall be in a form satisfactory to SDRC and its counsel:

		5.1.1	 a certificate of the President or any Vice
President of Inso, dated the Closing Date, to the knowledge of such officer, as to the truth and correctness in all material respects of the representations and warranties of Inso contained herein on and as of the Closing Date;

		5.1.2	 a certificate of the President or any Vice
President of Inso, dated the Closing Date, (i) as to the performance of and compliance in all material respects by Inso with all covenants contained herein to the knowledge of such officer on and as of the Closing Date, and (ii) certifying that all conditions precedent of Inso to the Closing have been satisfied to the knowledge of such officer;

		5.1.3	 the minute books, stock transfer records,
corporate seal and other materials related to the corporate administration of SSC, IFD and all of their respective subsidiaries and other owned business entities, except for any such documentation that remains in place at the premises of the respective entities;

		5.1.4 	each of the certificates and instruments as to
corporate status set forth on Exhibit 5.1.4 appended hereto;

		5.1.5 	a copy of each of (i) the text of the
resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, and (ii) to the extent they exist, the bylaws of each of SSC, IFD and their respective subsidiaries or other owned business entities; along with certificates executed by appropriate corporate officers certifying to SDRC that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

		5.1.6 	incumbency certificates executed on behalf of
Seller by its corporate secretary certifying the signature and office of each officer executing this Agreement;

		5.1.7	 an opinion of Nutter, McClennen & Fish, LLP,
counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to SDRC;

		5.1.8	 all necessary authorizations, consents,
approvals, permits and licenses;

		5.1.9	 the resignations of the directors and officers
of SSC, IFD and each of the respective subsidiaries or other owned business entities as requested by SDRC;

		5.1.10	[Reserved]

		5.1.11	stock certificates for all outstanding shares
of SSC capital stock, duly endorsed for transfer to Purchaser, free and clear of any restrictions, liens, pledges or other encumbrances, together with evidence of the transfer of ownership to SDRC of the capital stock of IFD, to the reasonable satisfaction of SDRC's French counsel;

		5.1.12	such bills of sale, assignment agreements or
other instruments as may be necessary to properly convey any Ancillary Assets to SDRC;

		5.1.13	a list of all potential purchasers of Seller's
PDM Business other than SDRC who were given any Confidential
Information regarding Seller's PDM Business, a description of the Confidential Information supplied to them, copies of the confidentiality agreements they entered into in connection therewith, and an instrument assigning to SDRC the right to enforce such confidentiality agreements to the extent assignable;
and

		5.1.14	such other instruments or documents as SDRC or
its counsel shall reasonably request to carry out and effect the purpose and intent of this Agreement.

Section 5.2 Deliveries of SDRC.  At or prior to the Closing Date,
SDRC shall deliver to Seller, the following, all of which shall be in a form satisfactory to Seller and its counsel:

		5.2.1 	a certificate of an officer of SDRC dated the
Closing Date as to the truth and correctness in all material respects of the representations and warranties of SDRC contained herein on and as of the Closing Date;

		5.2.2 	a certificate of an officer of SDRC dated the
Closing Date, (i) as to the performance and compliance by SDRC with all covenants contained herein on and as of the Closing Date and (ii) certifying that all conditions precedent of SDRC to the Closing have been satisfied;

		5.2.3 	a copy of the text of the resolutions adopted
by the board of directors of SDRC authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement duly certified by SDRC's corporate secretary;

		5.2.4	 incumbency certificates executed on behalf of
SDRC by its corporate secretary certifying the signature and office of each officer executing this Agreement;

		5.2.5 	the Closing Payment;

		5.2.6	 an opinion of Dinsmore & Shohl, LLP, counsel to
SDRC as to the due authorization and enforceability of this Agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to Inso; and

		5.2.7	 such other instruments or documents as Seller
and its counsel may reasonably request to carry out the purpose and intent of this Agreement.



ARTICLE VI
POST CLOSING MATTERS

Section 6.1 Further Instruments of Transfer. Following the Closing, at the request of SDRC and at SDRC's sole cost and expense, Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

	Section 6.2	Conduct of Business.  Notwithstanding Inso's
right to participate in license and maintenance revenue after the Closing by means of the Anniversary Payment, Inso shall have no control over the conduct of Seller's PDM Business after the Closing. SDRC shall, however, operate the business in good faith with respect to the maintenance revenue stream of Seller's PDM Business during the one year following the Closing.

	Section 6.3	Future Sale of Info Server.  SDRC shall not
sell or transfer the Info Server business unit which is included in Seller's PDM Business to any third party other than Digital Paper, Inc. for a period of 24 months following the Closing; provided, however, that as a condition to any sale or transfer of the Info Server business unit, assets or intellectual property to Digital Paper, Inc., Buyer shall include a covenant, of which Inso shall be an express third party beneficiary, prohibiting any further sale or transfer of such Info Server business unit, assets or intellectual property until the expiration of such 24-month period.

 Section 6.4 Assigned Confidentiality Agreements To the extent the confidentiality agreements referred to in Section 5.1.13 cannot be assigned to SDRC, Inso hereby agrees that at the request of SDRC, Inso will enforce such agreements against any alleged violators thereof, such enforcement to include the prosecution of appropriate litigation, provided that SDRC shall reimburse Inso for any and all costs or expenses incurred by it to effect such enforcement.

Section 6.5 Tax Returns and Audits.

		6.5.1	Seller shall cause to be prepared and timely
filed all tax returns of any kind required to be filed by or on behalf of the SSC, IFD and all of their respective subsidiaries and other owned business entities that relate to taxable periods ending on or before the Closing Date. Such returns will be prepared in a manner consistent with past practice, Seller shall deliver the originals of those returns to SDRC, which shall promptly cause each of the returns to be signed by an appropriate officer of each entity. SDRC shall then cause the signed returns to be returned to Seller within an appropriate amount of time so as to permit the timely filing of such returns by Seller.

		6.5.2	SDRC shall cause to be prepared and timely filed
all Tax Returns of SSC, IFD and their respective subsidiaries or other owned business entities that relate to periods after the Closing Date and SDRC will be responsible for the payment of any taxes due with respect to these returns.

		6.5.3	The current tax years of SSC, IFD and their
respective subsidiaries or other owned business entities shall end on the Closing Date, and their books will be closed and tax returns prepared based on such Closing Date.

		6.5.4	Seller shall at its expense have the right to
control with respect to SSC, IFD and their respective subsidiaries or other owned business entities any tax audit and any administrative or court proceeding concerning taxes
(including penalties and interest) or tax returns for which Seller could be held solely liable under Article VII hereof, and Seller shall have the exclusive right to concede, compromise or contest any assessment or assertion of liability with respect to any such taxes and any adjustments with respect to such returns.

		6.5.5	SDRC shall at its expense have the right to
control with respect to SSC, IFD and their respective subsidiaries or other owned business entities any tax audit and any administrative or court proceeding concerning taxes or tax returns not covered by Section 6.5.4 for which SDRC bears sole responsibility and to concede, compromise or contest any assessment or assertion of liability with respect to any such taxes.

		6.5.6	With respect to any tax audit and any
administrative or court proceeding regarding SSC, IFD and their respective subsidiaries or other owned business entities which may result in liability for taxes (including penalties and interest) to both Seller and SDRC, Seller and SDRC both shall have the right to participate in such audit or administrative or court proceeding at their own expense and neither Seller nor SDRC shall have the right to concede, compromise or settle any such audit or proceeding without the prior written consent of the other.

		6.5.7	Seller, on the one hand, and SDRC, on the other
hand, shall provide reasonable cooperation to each other in connection with (i) the preparation of and filing of any Tax
Return, tax election, tax consent or certification, or any claim for refund, (ii) any determination of liability for taxes, and
(iii) any audit, examination or other proceeding in respect of taxes of SSC, IFD and their respective subsidiaries or other owned business entities. Such cooperation shall include (i) making available, on a reasonable basis, employees of Seller,
(ii) promptly forwarding all correspondence and other documents received from taxing authorities with respect to a matter to the party assigned in Section 6.5.4 or 6.5.5 hereof to control such matter, (iii) executing powers of attorney and other authorizing documents with respect to a matter so as to permit the party assigned in Section 10.6.4 or 10.6.5 to control such matter, and
(iv) providing access to records and other information in the possession or under the control of the party. The parties will preserve all information, records or documents relating to the liability for taxes of SSC, IFD and their respective subsidiaries or other owned business entities until the expiration of any applicable statute of limitations or extensions thereof.

	Section 6.6	Nonsolicitation of Employees.

		6.6.1	During the two year period following the Closing
Date, Inso shall not offer employment to any employees of Seller's PDM Business who continue to be employed therein after the Closing Date, or in any other way solicit, facilitate or encourage any such employees to leave their employment with Seller's PDM Business or its successor-in-interest.

		6.6.2	During the two year period following the Closing
Date, SDRC shall not offer employment to any employees of the Seller involved in the negotiation or consummation of the transactions contemplated by this Agreement and who continue to be employed by Seller after the Closing Date, or in any other way solicit, facilitate or encourage any such employees to leave their employment with the Seller or its successor-in-interest.

	Section 6.7	Noncompetition.  During the two year period
following the Closing Date, Seller shall not, directly or indirectly, enter into the PDM Business or otherwise compete with SDRC, or any subsidiary of SDRC, in connection with the Seller's
PDM Business as presently conducted.

	Section 6.8	Effect of Seller's Disputes Regarding SSC.
Seller shall continue to have all obligations arising out of or associated with its original acquisition of the Seller's PDM Business, none of which have been assigned to or assumed by SDRC, including but not limited to any costs incurred (except to the extent of certain payments to current and former SSC and IFD employees reflected on the October 31 Balance Sheet and to be reflected on the Closing Date Balance Sheet) or recovery obtained relating to the Shareholder Claims (as defined below).

	Section 6.9	Termination of Employees.  On or prior to April
30, 2000, SDRC shall initiate the process to terminate or cause the termination of the employment of any employee of Seller's PDM
Business identified by SDRC as an employee not to be retained by SDRC after the Closing Date. SDRC and Seller shall allocate the aggregate out of pocket severance costs incurred by SDRC in effecting such termination as follows:

		6.9.1	Seller shall first be responsible for severance
costs in an aggregate amount equal to (i) the entire cost of severance of the employees identified in Exhibit 6.9.1 plus (ii) the Established Severance Cost per terminated employee (excluding the employees named in item (i) above) multiplied by the lesser of 12.5 or one-half the number of employees terminated, provided however, that the terminations of these employees are initiated on or before March 31, 2000. SDRC agrees that the severance of the individuals listed in Exhibit 6.9.1 will be in accordance with Established Severance Policies. Seller shall be responsible for any payment required by an enforceable agreement or by applicable law to a terminated employee in excess of the Established Severance Cost for that employee. On or before April
30, 2000, SDRC shall determine the aggregate severance costs to be allocated to Seller pursuant to this Section and submit an invoice for such amount to Seller. Seller shall remit such amount to SDRC within 30 days of receipt of the invoice from SDRC.

		6.9.2	Purchaser shall be responsible for all
Established Severance Costs in excess of the total costs to be borne by Seller under Section 6.9.1. The Purchaser shall not be responsible for any severance costs or any portion of any severance costs that exceed the Established Severance Costs to the extent required by an enforceable agreement or by applicable law.

		6.9.3	For purposes of this Section 6.9, Established
Severance Costs shall refer only to those payments to be made to an employee pursuant to an applicable Established Severance
Policy in connection with the involuntarily termination without cause of such employee ("Established Severance Costs").

		6.9.4	For purposes of this Section 6.9, (i) the value
of any Inso stock options held by terminated employees and (ii) any stay bonuses or other retention amounts payable to employees of Seller's PDM Business which are not reflected on the October
31 Balance Sheet shall be disregarded and shall be solely at Inso's cost.

	Section 6.10	Retention Bonuses.  SDRC may pay a bonus or
otherwise give consideration to an employee of the Seller 's PDM Business for the purpose of securing that employee's continued employment with the Seller's PDM Business (a "Retention Bonus").
To the extent SDRC pays any Retention Bonus prior to March 31, 2001, Seller shall reimburse SDRC in an amount equal to one-half of any such Retention Bonus up to a maximum aggregate amount of $250,000. Seller shall make such reimbursement in the form of a reduction of the Anniversary Payment to the extent the Anniversary Payment is sufficient to satisfy the Seller's obligation or any part of the Seller's obligation pursuant to this Section 6.10. Seller shall have no obligation to reimburse SDRC pursuant to this section for any amount that cannot be satisfied by a reduction of the Anniversary Payment.

	Section 6.11	Accounts Receivable.  Seller hereby guarantees
the collection of all accounts receivable net of amounts reserved for doubtful accounts reflected on the Closing Date Balance Sheet
(the "Accounts Receivable") subject to the limitations set forth in Section 7.2 of this Agreement and solely to the extent SDRC has not sought indemnification under Article VII with respect to
Section 3.10.2 of this Agreement. SDRC shall use all commercially reasonable efforts, including pursuit of legal actions, to collect all Accounts Receivable within 180 days of the date on which each Account Receivable first became due and payable. In the event SDRC, having exercised such commercially reasonable efforts, is unable to collect an Account Receivable within such 180 day period, SDRC shall submit an invoice to Seller within 30 days of the expiration of such 180 day period for the amount that was not collected, along with an assignment to Seller of such Account Receivable. Seller shall remit such amount to SDRC within 30 days of receipt of the invoice from SDRC.



	Section 6.12	Existing Claims.

		6.12.1	  SDRC shall assume initial responsibility for
the settlement of all Existing Customer Claims scheduled by Seller pursuant to Section 2.3.2. SDRC shall use commercially reasonable efforts to settle each Existing Customer Claim for the lowest amount. To the extent SDRC is able to resolve or settle each Existing Customer Claim for an actual cost to SDRC that is equal to or less than the specific dollar amount of the liability allocated to each Existing Customer Claim according to Schedule
2.3.2, there shall be no adjustment to the Purchase Price. SDRC shall use its commercially reasonable efforts to settle each Existing Customer Claim for the lowest amount. If SDRC is able to resolve or settle any Existing Customer Claim for an amount less than the specific dollar amount scheduled on Schedule 2.3.2, the difference shall be set aside and used to offset any other Existing Customer Claim the ultimate resolution of which exceeds the scheduled provision. If SDRC is unable to resolve or settle any Existing Customer Claim for an amount equal to or less than the specific dollar amount of liability allocated to each Existing Customer Claim on Schedule 2.3.2, SDRC shall so notify Seller. Seller shall then use commercially reasonable efforts, acting in full cooperation with SDRC, to attempt to resolve such Existing Customer Claim, and Seller shall be liable to SDRC for the amount by which the actual cost of resolution (including actual out-of-pocket expenses) exceeds the scheduled liability amount. SDRC shall act in good faith (i) with respect to the settlement of any Existing Customer Claim and (ii) in notifying
Seller of the resolution or settlement, or the inability to reach a resolution or settlement, of any Existing Customer Claim. For purposes of this Section 6.12, to the extent the settlement of any Existing Customer Claim involves the provision by SDRC of services or additional products in-kind, such service and/or products shall be valued as agreed to by SDRC and Seller, SDRC having no obligation to undertake such services or provide such products at all or at a cost less than the published list prices thereof.

		6.12.2	Other than those claims that are listed on
Schedule 2.3.2, the treatment of which is provided for above in
Section 6.12.1, Seller is and shall remain responsible for resolving all claims listed on Schedule 3.22 at its sole expense.

	Section 6.13	European Leases.  SDRC shall permit Inso
personnel located in any European leased premises to continue in their current space for a period of 90 days following the Closing Date in exchange for monthly payments by Inso to SDRC equal to the monthly rental amounts for the applicable office space pursuant to the primary lease for such location and pro-rated according to the portion of the total square footage occupied by Inso personnel.

	Section 6.14	Elections under the Internal Revenue Code.
SDRC shall not make an election under Section 338 of the Internal Revenue Code in connection with the acquisition of SSC Stock and IFD Stock and the Ancillary Assets. The parties hereby agree to attribute the accumulated net operating losses of SSC as between SSC and Inso, pursuant to Treasury Regulation Section 1.1502-20(g)(5), such that a total of $2.5 million thereof shall be retained within SSC after the Closing and all other net operating loss carryforwards shall be reattributed to SSC's parent corporation, Inso. Exhibit 6.14 identifies by the year incurred and dollar amount exactly which net operating losses are to be allocated to SSC, and the parties shall take such further actions and execute such further instruments as may be reasonably required to give effect to such allocation.

	Section 6.15	Post-Closing Audit Assistance.  The parties
acknowledge that Linda Davis will remain an Inso employee. Following the Closing, Inso will permit SDRC to purchase the services of Ms. Davis on a per diem basis based on her current base salary during the period ending March 31, 2000 for the purpose of assisting SDRC with the transition of SSC ownership to SDRC. The parties further acknowledge that James Dildine and Jonna Schaff will remain as SSC employees. Following the Closing, SDRC will permit Inso to purchase the services of Mr. Dildine and Ms. Schaff on a per diem basis based on their current base salaries during the period ending March 31, 2000 for the purpose of assisting Inso with the completion of its 1999 financial statements.

	Section 6.16	Access to Information.  SDRC acknowledges that,
in connection with Seller's purchase of SSC in December, 1998, Seller is currently pursuing legal actions against the former stockholders of SSC (collectively, the "Shareholder Claims"), and in that regard Seller will require reasonable access to the books, records and other information related to the Seller's PDM
Business following the Closing. SDRC agrees that it will and that it will cause its affiliates and subsidiaries to cooperate with Inso in pursuit of the Shareholder Claims and to provide
Inso with reasonable access to the books, records and other information concerning the Seller's PDM Business which existed prior to the Closing. In furtherance of the foregoing, without limitation, SDRC agrees to deliver to Inso or to maintain for review and duplication by Inso all e-mail tape back-ups of the Seller's PDM Business which exist as of the date of the Closing.
SDRC shall not destroy any such records for a period of at least three years after the Closing Date.




ARTICLE VII
INDEMNIFICATION

Section 7.1 Agreements to Indemnify.

	7.1.1	As used in this Article VII:

(i)	"Indemnified Claims" means assertions of
indemnification obligations hereunder made by an Indemnified Party.

(ii)	"Damages" means damages, liabilities, losses,
judgments, settlements, and expenses, including, without limitation, all reasonable attorneys' fees;
provided that, in no event shall "Damages" mean consequential, special or punitive damages (except where an underlying cause of action giving rise to any such Damages is fraud).

(iii)	"Indemnified Party" means (a) with respect to the
Seller's obligations hereunder, SDRC and each of its subsidiaries and affiliates, and (b) with respect to SDRC's obligations hereunder, the Seller and each of their subsidiaries and affiliates.

(iv)	"Indemnifying Party" means (a) Seller with respect
to indemnity obligations owed by Inso on and after the Closing, and (b) SDRC, with respect to indemnity obligations owed by SDRC on and after the Closing.

	 7.1.2	On the terms and subject to the limitations set
forth in this Agreement, each Indemnifying Party shall indemnify, defend and hold each Indemnified Party harmless from, against and in respect of any and all Damages incurred by any Indemnified Party arising from or in connection with (i) any material breach of any representation, warranty or covenant made by the Indemnifying Party and not known to the Indemnified Party as of the Closing, (ii) the cost of remedying any deficiency described on Schedule 3.4 of Seller's Disclosure Schedules, or (iii) the result of any of the claims of third parties specified on
Schedule 3.22 included in Seller's Disclosure Schedules to the extent any such claim is not covered by Section 6.12 of this Agreement.

Section 7.2 Limitations of Indemnity Obligations.

		7.2.1 	The indemnity obligations of the Indemnifying
Party shall expire 90 days after the first anniversary of the Closing Date, except that indemnity obligations with respect to tax matters and with respect to claims under Sections 7.1.2 (ii) and (iii) above shall survive until the expiration of any applicable limitations period. The indemnification period provided for herein shall be tolled for a particular claim for the period beginning on the date the Indemnifying Party receives written notice of such claim until the final resolution of such claim.

		7.2.2	The aggregate indemnity obligations of each of
the Seller and SDRC under this Agreement shall not in any event exceed 100% of the Purchase Price.

		7.2.3	An Indemnified Party shall be entitled to
indemnification only if the aggregate and collective Damages for which it otherwise would be entitled to indemnification under this Agreement exceed $50,000, in which event it shall be entitled to indemnification of the full amount of Damages for which it would be entitled to indemnification under this Article VII exceeding such amount. In connection with any claim for indemnification by SDRC hereunder, the procedure set forth below shall be followed:

  Section 7.3 Notice of Claim. An Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of any Indemnified Claim asserted by a third person that might give rise to any indemnity obligation hereunder (a "Third Party Claim"), specifying in reasonable detail the nature thereof and indicating the amount (estimated if necessary) of the Damages that have been or may be sustained by the Indemnified Party. Failure of an Indemnified Party to promptly give such notice shall not relieve the Indemnifying Party of its obligation to indemnify under this Article VII, but as a result of such failure, the Indemnifying Party shall not be liable to the Indemnified Party for the amount of actual damages caused by such failure. Together with or following such Claim Notice, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents received by such Indemnified Party relating to the Third Party Claim (including court papers). Notwithstanding such notice requirements, notice shall be deemed to have already been effectively given with respect to the claims referenced in Sections 6.12.1 and 6.12.2.

	Section 7.4	Defense and Settlement of Third Party Claims.
An Indemnifying Party shall have the right (without prejudice to the right of an Indemnified Party to participate at its own expense through counsel of its own choosing) to defend against any Third Party Claim at its expense and through counsel of its own choosing and to control such defense if it gives written notice of its intention to do so within 15 business days of its receipt of a Claim Notice of such Third Party Claim. The
Indemnified Party shall cooperate fully in the defense of such Third Party Claim and shall make available to the Indemnifying
Party or its counsel all pertinent information under its control relating thereto. The Indemnified Party shall have the right to elect to settle any Third Party Claim; provided, however, the Indemnifying Party shall not have any indemnification obligation with respect to any monetary payment to any third party required by such settlement unless the Indemnifying Party shall have consented in writing thereto. The Indemnifying Party shall have the right to elect to settle any Third Party Claim subject to the written consent of the Indemnified Party which consent shall not be unreasonably withheld; provided, however, that if the Indemnified Party fails to give such written consent within 15 business days of being requested to do so, the Indemnified Party shall, at its or his expense, assume the defense of such Third
Party Claim and regardless of the outcome of such matter, the Indemnifying Party's liability hereunder shall be limited to the amount of any such proposed settlement.

	Section 7.5	Remedies Exclusive.  The remedies provided in
this Article VII shall be the sole and exclusive rights and remedies available to one party against the other, either at law or in equity, with respect to a breach of this Agreement.

Section 7.6 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments pursuant to this Article VII shall be reduced by any correlative tax benefit received by the Indemnified Party or the net proceeds received by the Indemnified Party with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

Section 7.7 Payment of Indemnification Obligation. In the event that Seller has an indemnification obligation to SDRC hereunder, SDRC may satisfy such obligation by setting off the amount in question against SDRC's obligation to pay Inso the Supplemental Closing Fund and/or to make the Anniversary Payment and thereby reducing such payment obligation(s).

ARTICLE VIII
PUBLICITY


	All notices to third parties and all other parties concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between the parties. None of the parties shall cause or authorize any such notice or publicity without the prior written approval of the other party; provided, however, that in the case of an announcement which either party may be required by law, by any governmental agency or by the Nasdaq National Market to make, issue or release, such action by such party without the prior approval by the other parties shall not constitute a breach of this Article. In the event a party is required by law, by any governmental agency or by the Nasdaq National Market to make any disclosure as described in the herein, it shall use commercially reasonable efforts to provide prompt notice to the other party of such disclosure and consult with the other party prior to making such disclosure.
The parties agree to coordinate their respective announcements of this transaction for public issuance on January 6, 2000.

ARTICLE IX
NONDISCLOSURE OF COFIDENTIAL INFORMATION


Section 9.1 Nondisclosure. Seller and SDRC recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information (in such capacity, the "Receiving Party") of one or more other parties (in such capacity, the "Disclosing Party") that is valuable, special and unique assets of the Disclosing Party or its businesses. Each Receiving Party agrees that it will keep all Confidential Information it receives from a Disclosing Party confidential and will not permit any of its directors, officers employees, agents and representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, "Advisors") to, without in each case the prior written consent of the Disclosing Party, disclose the Confidential Information in any manner whatsoever, in whole or in part. Each Receiving Party further agrees that all Confidential Information which it receives from any Disclosing Party will not be used by the Receiving Party or its Advisors directly or indirectly for any purpose other than evaluating the transactions contemplated by this Agreement and agrees to transmit the Confidential Information only to those Advisors who need to know the Confidential Information for the purpose of evaluating such transactions, who are informed by the Receiving Party of the confidential nature of the Confidential Information and who are provided with a copy of, and agree to be bound by, the provisions of this Article IX. The Receiving Party shall be responsible for any breach of the provisions of this Article IX by any of its Advisors, and will indemnify and hold harmless the Disclosing Party for any losses, damages, charges, fees or expenses, including reasonable attorney's fees arising out of or resulting from such breach.

Section 9.2 Control of Confidential Information.  Each Receiving
Party shall keep a record of each location of any written
Confidential Information. Upon any termination of this Agreement, all written Confidential Information and any copies thereof will be returned by the Receiving Party to the Disclosing
Party or, at the option of the Disclosing Party, destroyed immediately at the Disclosing Party's request.

Section 9.3 Limitations. The provisions of this Article IX shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the Receiving Party or any of its Advisors; (ii) become available to the Receiving Party on a nonconfidential basis from a source (other than the Disclosing Party or one of its Advisors) which has represented to the Receiving Party that such source is entitled to disclose it; or (iii) were known to the Receiving Party on a nonconfidential basis prior to its disclosure to the Receiving Party by the Disclosing Party or one of its Advisors; or (iv) is independently developed by the Receiving Party without misappropriating Confidential Information of the Disclosing Party.

Section 9.4 Legal Obligations. In the event that a Receiving Party or anyone to whom a Receiving Party transmits the Confidential Information is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, or if a Receiving Party determines in its good faith judgment that disclosure of Confidential Information is required by federal securities laws or the rules of the National Association of Securities Dealers, the Receiving Party will provide the Disclosing Party with prompt written notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article IX, and the Receiving Party will cooperate with the Disclosing Party in any effort the Disclosing Party undertakes to obtain a protective order or other remedy.
In the event that such a protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this Article IX, the Receiving Party will furnish only that portion of the Confidential Information which is legally required and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

Section 9.5 Remedies. Each Receiving Party agrees that a Disclosing Party shall be entitled to equitable relief, including temporary restraining orders, injunctions and specific performance, in the event of any breach of the provisions of this
Article IX. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article IX by a Receiving Party or its Advisors but shall be in addition to all other remedies available at law or equity.

ARTICLE X
MISCELLANEOUS


Section 10.1 Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Section 10.2 Consents. Where any consent or waiver of SDRC is required or requested hereunder, John A. Mongelluzzo, Vice President, Secretary and General Counsel, shall be the authorized person to provide any such consent or waiver. Where any consent or waiver of Seller is required or requested hereunder, Bruce Hill, Vice President-Business Development, shall be the authorized person to provide any such consent or waiver. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

Section 10.3 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by SDRC to a wholly owned subsidiary of SDRC; provided that any such assignment shall not relieve SDRC of its obligations hereunder.

Section 10.4 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Except as contemplated by Section 6.3, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder. Inso specifically agrees that SSC and/or SDRC may enforce the terms of any employee confidentiality agreements of employees of SSC after the Closing even if originally entered into by them with Inso directly.

	Section 10.5 	Seller's Disclosure Schedules.  Disclosure
appearing on the Seller's Disclosure Schedules with respect to any particular representation and warranty shall be deemed disclosure with respect to every other representation and warranty, as applicable; provided, however, it must be clear from the context of the representations and warranties and the Seller's Disclosure Schedules that such treatment is appropriate. Seller shall disclose in good faith any and all items to be scheduled with respect to any particular representation and warranty on the proper Seller's Disclosure Schedule.

Section 10.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 10.7 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing Date and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or SDRC pursuant to this Agreement shall be deemed to have been representations and warranties by Seller or SDRC, as applicable, and, notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive until the first anniversary of the Closing Date except that the representations and warranties set forth in this Agreement with respect to tax matters shall survive until the expiration of any applicable limitations period.

Section 10.8 Governing Law. This agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Ohio.

Section 10.9 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 10.10 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

Section 10.11 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

		If to SDRC:	Structural Dynamics Research Corporation
						2000 Eastman Drive
						Milford, Ohio 45150
						Fax No.: (513) 576-2049
						Attn.: John A. Mongelluzzo, Esq.

		with a copy to:	Dinsmore & Shohl LLP
						1900 Chemed Center
						255 East Fifth Street
						Cincinnati, Ohio 45202
						Fax No.: (513) 977-8141
						Attn: Charles F. Hertlein, Jr., Esq.
		If to Seller:	Inso Corporation
						31 St. James Avenue
						Boston, MA 02116-4101
						Fax No.: (617) 753-6666
						Attn: Bruce Hill

		with a copy to:	Nutter, McClennen & Fish, LLP
						One International Place
						Boston, MA 02110-2699
						Fax No.: (617) 973-9748
						Attn: Michael J. Bohnen, Esq.

						Jonathan P. Levitt, Esq.
						General Counsel
						Inso Corporation
						31 St. James Avenue
						Boston, MA 02116-4101
						Fax No.: (617) 753-6666


Section 10.12 No Waiver, Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 10.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically set forth herein, no remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

Section 10.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 10.14 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees) incurred in connection with the transactions contemplated herein. Seller's expenses shall not be expensed or paid through SSC, IFD or any of their respective subsidiaries or other owned business entities and shall be paid directly by Seller.

	IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

	INSO CORPORATION

	By: /s/ Kirby Mansfield
     -------------------
     Kirby Mansfield

	Its:  President and Chief Operating Officer


	STRUCTURAL DYNAMICS RESEARCH CORPORATION

	By:  /s/ Douglas Campbell
     ---------------------
     Douglas Campbell

	Its:




EXHIBITS

Exhibit                  Description
1.2.5                    Identified Customers
6.9.1                    Certain Employees to be Terminated
6.14                     Attribution of Net Operating Losses
5.1.4                    Corporate Status Documentation
9.3                      Form of Opinion of Counsel to Seller





SELLER'S DISCLOSURE SCHEDULES

Schedule                Description
1.2.1                   Ancillary Assets
2.3.2                   Existing Customer Claims
3.5                     Capitalization
3.11.1                  Employee Compensation
3.11.2                  Compensation Plans
3.11.3                  Employment Agreements
3.11.4                  Employee Policies and Procedures
3.12.1                  Employee Benefit Plans
3.15.1                  Commitments
3.16                    Insurance Policies and Claims
3.17                    Intellectual Property
3.19                    Taxes
3.22                    Litigation
3.24                    Banking Relations
3.29                    Maintenance and Enhancements
3.30                    Material Contracts
3.31                    Product Warranty